Exhibit 99.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Valter Moro, Raúl Arteaga E. and Ignacio Quiñones S. to act as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all such capacities, to sign any Rule 13e-3 Transaction Statement on Schedule 13E-3 and Solicitation/Recommendation Statement on Schedule 14D-9 and any and all amendments and supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Giuseppe Conti Giuseppe Conti	Chairman of the Board of Directors	January 30, 2018

/s/ Francesco Giorgianni Francesco Giorgianni	Director	January 28, 2018

/s/ Jorge Atton P. Jorge Atton P.	Director	January 29, 2018

/s/ Mauro Di Carlo Mauro Di Carlo	Director	January 30, 2018

/s/ Fabrizio Barderi Fabrizio Barderi	Director	January 28, 2018

Signature	Title	Date

/s/ Enrique Cibié B. Enrique Cibié B.	Director	January 29, 2018

/s/ Umberto Magrini Umberto Magrini	Director	January 29, 2018

/s/ Luca Noviello Luca Noviello	Director	January 29, 2018

/s/ Julio Pellegrini V. Julio Pellegrini V.	Director	January 29, 2018